Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $.01 par value, of MakeMusic, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 12, 2013	LAUNCHEQUITY ACQUISITION PARTNERS, LLC DESIGNATED SERIES EDUCATION PARTNERS

	By:	LaunchEquity Partners, LLC Manager

	By:	/s/ Andrew C. Stephens
Andrew C. Stephens Managing Member

LAUNCHEQUITY PARTNERS, LLC

By:	/s/ Andrew C. Stephens
Andrew C. Stephens Managing Member

LEAP ACQUISITION CORPORATION

By:	/s/ Andrew C. Stephens
Andrew C. Stephens Chief Executive Officer

/s/ Andrew C. Stephens
ANDREW C. STEPHENS

/s/ Jane Kim
JANE KIM